FOR IMMEDIATE RELEASE

EXHIBIT 99.1

Waste Management, Inc. Elects Kathleen M. Mazzarella to Board of Directors

HOUSTON — October 1, 2015 — The board of directors of Waste Management, Inc. (NYSE: WM) has elected Kathleen M. Mazzarella to its board of directors effective October 1st.

Ms. Mazzarella will serve on the management development and compensation committee and the nominating and governance committee of the board.

Ms. Mazzarella is chairman, president and chief executive officer of Graybar Electric Company, Inc. (Graybar)—a leading distributor of electrical, communications and data networking products, provider of related supply chain management and logistics services and one of the largest employee-owned companies in North America.

“We’re pleased to welcome Kathy to the board of directors. She is an impressive executive with a diverse background in strategy, sales and human resources, all of which will benefit us greatly,” said David P. Steiner, president and chief executive officer of Waste Management. “Her deep and valuable experience leading various aspects of a customer-focused business will be a great asset to our existing board and the company, and we’re looking forward to her contributions and counsel.”

During her 35-year tenure at Graybar, Ms. Mazzarella has held executive-level positions in sales, human resources, strategic planning and marketing. She served as executive vice president and chief operating officer from 2010-2012. She was appointed president and CEO in 2012 and became chairman of Graybar’s board of directors the following year. Ms. Mazzarella holds an associate degree in telecommunications engineering, a bachelor’s degree in applied behavioral sciences and a master’s degree in business administration. She serves on several boards, including the Federal Reserve Bank of St. Louis, St. Louis Regional Chamber, United Way of Greater St. Louis, Civic Progress, the Saint Louis Club and the NAW Institute.

The election of Ms. Mazzarella expands Waste Management’s board of directors to ten, nine of whom are independent directors.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill-gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial and municipal customers throughout North America. To learn more visit www.wm.com.

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FOR MORE INFORMATION Waste Management Web site http://www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com